Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR:	MAF Bancorp, Inc.	St. Francis Capital Corporation.
	55th Street & Holmes Avenue	13400 Bishops Lane, Suite 350
	Clarendon Hills, IL 60514	Brookfield, WI 53005

CONTACTS:	Allen H. Koranda,	Thomas R. Perz,
	Chairman and CEO	Chairman and CEO
	(630) 887-5800	(262) 787-8786

	Jerry A. Weberling,	Jon D. Sorenson
	EVP and Chief Financial Officer	EVP and Chief Financial Officer
	(630) 887-5999	(262) 787-8716

MAF BANCORP, INC. TO ACQUIRE ST. FRANCIS CAPITAL CORPORATION

Market Expansion Transaction Projected to Add to Earnings per Share in First Year

Clarendon Hills, Illinois, May 21, 2003 – MAF Bancorp, Inc. (NASDAQ: MAFB) and St. Francis Capital Corporation (NASDAQ: STFR) jointly announced today that Chicago-based MAF has agreed to acquire St. Francis in an all-stock, strategic alliance that will expand MAF’s market presence into the Milwaukee area. St. Francis, with assets of approximately $2.3 billion at March 31, 2003, is the holding company for St. Francis Bank, which has 22 branch offices in Milwaukee and its surrounding areas. Allen Koranda, Chairman and CEO of MAF and Thomas Perz, Chairman and CEO of St. Francis announced that their respective boards of directors have approved a definitive agreement under which St. Francis will be merged into MAF.

Pursuant to the merger agreement, each share of St. Francis common stock will be converted into 0.79 shares of MAF common stock. Based on the closing price of MAF common stock on May 20, 2003, the transaction has a current value of approximately $264 million in the aggregate and $26.57 per St. Francis share. Following the completion of the St. Francis acquisition and the previously announced acquisition of Chicago-based Fidelity Bancorp, MAF will have total assets of more than $9 billion and a market capitalization of approximately $1.1 billion.

The transaction, which is subject to approval by the Office of Thrift Supervision and the FDIC, and the approval of MAF and St. Francis stockholders, is structured to be tax-free to the stockholders of St. Francis. The companies currently expect the transaction to close in the fourth quarter of 2003. In connection with the merger, St. Francis Bank will be merged with Mid America Bank, the banking subsidiary of MAF Bancorp. MAF’s current plans are to operate in the Milwaukee area under the St. Francis name following the merger.

Allen Koranda, Chairman of the Board and Chief Executive Officer of MAF Bancorp, said, “This is an excellent opportunity to acquire a quality company that gives us a significant entry into an attractive, adjacent new market. Milwaukee is the largest major metropolitan market nearest to Chicago, and the two cities are separated by only 80 miles. St. Francis is a strong competitor, holding the # 5 deposit market share in the Milwaukee area. We believe the franchise is well positioned to take advantage of opportunities in the city’s many attractive markets, offering us a great deal of potential for future growth.”

“St. Francis Bank is an ideal partner for us, being a high quality organization with a successful community banking model similar to our own. Both companies have strong core deposit levels. Their focus on commercial, multifamily and consumer lending will be an excellent complement to our strengths in residential lending and provide good asset diversification to our overall loan portfolio. We appreciate the confidence that Tom and his Board have shown in us in choosing to enter into this transaction.” Koranda indicated that no St. Francis branch offices would be closed following the merger.

Thomas Perz, Chairman and Chief Executive Officer of St. Francis Capital, stated, “The idea of linking up with one of Chicago’s top financial institutions had strong appeal to us. MAF has demonstrated an ability to compete effectively in the highly desirable and competitive banking market in Chicago, consistently reporting strong earnings results and excellent returns to shareholders. Our shareholders will benefit from the increased liquidity and broader following by the investment community that the larger combined company should offer.” Mr. Perz added, “We also believe this transaction will benefit the communities of Milwaukee. Our loyal customers are the reason St. Francis has enjoyed success over the years. They will find that MAF is a company that shares our commitment to serving the local residents of the communities it serves.”

MAF currently estimates that cost savings from the merger will be equal to approximately 18% of St. Francis’ total non-interest expenses, with approximately 55% of those savings reflected in 2004 operations and 95% achieved for 2005. MAF currently expects to complete the data processing conversion in the spring of 2004. Based on these cost savings estimates and the current estimate of the purchase accounting mark-to-market adjustments, MAF expects the transaction will add approximately $.29 to 2004 diluted EPS, representing accretion of approximately 8%. On a diluted cash EPS basis, which adjusts GAAP EPS to eliminate the accretion or amortization of purchase accounting adjustments, the Company expects the transaction to be approximately 1% accretive in 2004. MAF currently expects after-tax merger-related costs will equal approximately 5% of the transaction value.

Koranda added, “While expansion to a large new market had significant appeal to us, it was also important that we structure a transaction that was financially beneficial to our existing shareholders as well as our new shareholders from St. Francis. We think we have accomplished this.” Koranda also announced that Tom Perz will join MAF for a period of two years following the closing of the merger, assisting in the transition and integration of the two companies. He will also be appointed to the Board of Directors of MAF Bancorp and Mid America Bank. Two other St. Francis board members will also serve on the Mid America Bank board.

To underscore its commitment to the Milwaukee area communities it will be serving, MAF also announced a new community lending commitment. Mid America Bank will provide $500 million in loans over the next 5 years to Milwaukee area communities and neighborhoods with predominantly minority populations, to residents of low-to moderate-income census tracts, and to people whose income is below 80% of median income. The $500 million loan commitment will target 1-4 family and multi-family residential lending initiatives. The program will begin following the closing of the St. Francis transaction. The combined bank will preserve and add to the community lending programs and home buying counseling which St. Francis presently offers. Additionally, Mid America Bank will continue the support of local housing groups.

The Company also announced today that it was expanding its stock repurchase program. The Company had previously announced in December 2002 plans to repurchase additional shares in connection with its pending merger with Fidelity Bancorp. Under the new stock repurchase program, which incorporates all previously announced plans, the Company plans to repurchase up to a total of 1.6 million shares in the open market or in privately negotiated transactions.

MAF will host a conference call at 10:00 a.m. Eastern, 9:00 a.m. Central, on Wednesday, May 21, 2003 to discuss the transaction. To participate in the conference call, please call 1-(888) 566-7609 using the pass code 052003. A replay of the call will be available for 10 days by calling 1-(888) 554-3830. A copy of the investor presentation materials relating to the conference call is available on MAF’s website at www.mafbancorp.com and will also be filed as an exhibit to MAF’s Current Report on Form 8-K, filed today with the SEC and available through the SEC’s website at www.sec.gov.

MAF is the parent company of Mid America Bank, a federally chartered stock savings bank headquartered in Clarendon Hills, IL. At March 31, 2003 the company had assets of $6.0 billion, deposits of $3.8 billion and stockholders’ equity of $517 million. The Bank operates a network of 34 retail banking offices primarily in Chicago and its western suburbs. MAF’s common stock trades on the Nasdaq National Market under the symbol MAFB. On December 17, 2002, MAF announced it had reached an agreement to acquire Fidelity Bancorp in an all-stock transaction valued at approximately $101 million on the date of announcement. As previously disclosed, MAF expects this transaction to close in mid-2003. At March 31, 2003, Fidelity had assets of $723 million, deposits of $458 million and five branch offices in the Chicago area.

St. Francis is the holding company for St. Francis Bank, a federally chartered stock savings bank headquartered in Brookfield, WI. At March 31, 2003, St. Francis had assets of $2.3 billion, deposits of $1.4 billion, and stockholders’ equity of $187 million. St. Francis’s common stock trades on the Nasdaq National Market under the symbol STFR.

Forward-Looking Information

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. MAF and St. Francis intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking the safe harbor provisions. These forward-looking statements include, but are not limited to, statements relating to: (1) the benefits of the proposed merger of MAF and St. Francis, including projected future financial and operating results, estimated cost savings and accretion to MAF’s projected earnings per share that may be realized from the merger and (2) MAF’s and St. Francis’ plans, objectives, and expectations. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The ability of MAF to predict results or the actual effect of future plans and strategies is uncertain and actual results may differ from those predicted. MAF undertakes no obligation to update these forward-looking statements in the future.

Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to, difficulties or delays in completing the acquisition of St. Francis, difficulties in the integration or delays in the data processing conversion which may affect MAF’s ability to achieve anticipated cost savings related to the operation of the acquired banking offices of St. Francis, higher than expected costs related to the St. Francis transaction, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in MAF’s or St. Francis’ loan portfolio, changes in purchase accounting adjustments and/or amortization periods, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of MAF’s or St. Francis’ loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in MAF’s and St. Francis’ market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, higher than expected costs or unanticipated difficulties in connection with MAF’s pending acquisition of Fidelity Bancorp, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

NOTE: The following notices are included to meet certain legal requirements.

MAF will be filing a registration statement containing a joint proxy statement/prospectus and other documents regarding the proposed transaction with the Securities and Exchange Commission. MAF and St. Francis shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about MAF and St. Francis, and the proposed transaction. When available, copies of this joint proxy statement/prospectus will be mailed to MAF and St. Francis shareholders, and it and other documents filed by MAF or St. Francis with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or St. Francis at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203.

MAF and St. Francis and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of MAF and St. Francis in favor of the proposed merger. Information regarding such persons can be found in MAF’s and St. Francis’ respective proxy statements, annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Additional information regarding the interests of such persons will also be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

MAF has filed a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with Fidelity Bancorp, Inc. with the Securities and Exchange Commission. Fidelity shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about MAF and Fidelity, and the proposed transaction. When available, copies of the proxy statement/prospectus will be mailed to Fidelity shareholders, and it and other documents filed by MAF or Fidelity with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or Fidelity at 5455 West Belmont Avenue, Chicago, Illinois 60641.

MAF Bancorp / St. Francis Capital / Fidelity Bancorp1

Summary Historical Financial and Other Information

At or for the Three Months Ended 3/31/03 ($ in millions, except share data)

	MAFB	STFR	FBCI

Assets	$5,984.9	$2,293.4	$723.2

Loans	4,395.6	1,279.6	381.0

Deposits	3,814.7	1,363.9	458.3

Equity	517.0	186.9	61.6

Net income (3 months ended)	19.3	6.3	4.6

Return on assets[2]	1.30%	1.15%	2.53%[3]

Return on equity[2]	15.10	13.70	29.4[3]

Nonperforming assets/assets	0.62	0.20	0.37

Loan loss reserves	$19.5	$14.3	$2.0

Loan loss reserves/nonperforming loans	77.13%	492.24%	97.34%

Shareholders’ equity/assets	8.64	8.15	8.52

Book value per share	$22.18	$19.88	$19.50

Outstanding shares	23,310,396	9,398,531	3,159,553

Market capitalization[4]	$783.9	$233.1	$93.4

Retail banking locations	34	22	5

Households served	183,900	74,900	14,800

Employees (FTE)	1,431	493	115

[1]	The acquisition of Fidelity Bancorp by MAF Bancorp was announced on December 17, 2002 and is expected to close in the third quarter of 2003.
[2]	Certain ratios are annualized.
[3]	Includes the effect of a $2.7 million after-tax recovery on an investment previously charged-off.
[4]	Based on closing stock prices as of May 20, 2003.

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